Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

The Royal Country Club and Recreation Holdings, Inc.
Room E, 4F., No. 106, Zhouzi Street,
Neihu District, Taipei City, 114
Taiwan (Republic of China)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 18, 2016, in the Registration Statement (Form S-1 Amendment Number 1) and related Prospectus of The Royal Country Club and Recreation Holdings, Inc.

/s/    KCCW Accountancy Corp
Diamond Bar, California
April 27, 2016

KCCW Accountancy Corp. 22632 Golden Springs Dr. #230, Diamond Bar, CA 91765 USA Tel: +1 909 348 7228 • Fax: +1 909 895 4155 • info@kccwcpa.com